Exhibit 5.1

August 30, 2004

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Speedway Motorsports, Inc. 6¾% Senior Subordinated Notes Due 2013

Gentlemen:

We are acting as counsel to Speedway Motorsports, Inc., a Delaware corporation (the “Company”) and its operative subsidiaries, other than Oil-Chem Research Corp., as guarantors (the “Guarantors” and, collectively with the Company, the “Issuers”), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on August 30, 2004 (the “Registration Statement”). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

The Registration Statement covers the proposed offer to exchange (the “Exchange Offer”) by the Company of its $100,000,000 aggregate principal amount of 6¾% Senior Subordinated Notes due 2013 (the “New Notes”) and the guarantees (the “Guarantees” and, collectively with the New Notes, the “Securities”) by the Guarantors of the Company’s obligations under the New Notes, for any and all of the Company’s $100,000,000 aggregate principal amount of unregistered 6¾% Senior Subordinated Notes due 2013 (the “Old Notes”) currently outstanding and the guarantees by the Guarantors of the Company’s obligations thereunder.

In our representation of the Company and the Guarantors, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date, (iii) each of the Guarantors’ respective Certificate or Articles of Incorporation or Organization, as the case may be, and Bylaws or Operating Agreement, as the case may be, all as amended to date, (iv) all actions of the Company’s Board of Directors recorded in the Company’s minute book, (v) all actions of the Guarantors’ respective Board of Directors or Managers, as the case may be, recorded in the respective Guarantors’ minute books, (vi) the form of the Old Note, (vii) the form of the New Note, (viii) the form of Guarantees, (ix) the Indenture dated as of May 16, 2003 as so amended and supplemented, among certain of the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented pursuant to that certain First Supplemental Indenture dated June 28, 2004 among certain of the Issuers, certain additional Guarantors and the Trustee (the “Indenture”), under which the Old Notes with the related guarantees were issued and the New Notes with the Guarantees will be issued, (x) certificates of good standing or

Board of Directors

Speedway Motorsports, Inc.

August 30, 2004

existence, as the case may be, with respect to the Issuers from the States of Delaware, Georgia, North Carolina, Tennessee and Texas and (xi) such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

Based upon the foregoing, we are of the following opinion:

When (a) the Indenture under which the Securities will be issued, has been qualified under the Trust Indenture Act of 1939, as amended, (b) the New Notes have been executed by the Company and the Guarantees have been executed by each of the Guarantors and (c) the Securities have been delivered in exchange for the Old Notes and the related guarantees endorsed thereon in the manner stated in the Registration Statement and the Indenture, the Securities will be validly issued, fully paid and non-assessable, and will be binding obligations of the Company (in the case of the New Notes) and the Guarantors (in the case of the Guarantees), except as may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether the application of such principles is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; and (iii) the unenforceability under certain circumstances, as contrary to public policy, under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party.

We express no opinion as to the validity, binding effect or enforceability of any provision of the New Notes or the Guarantees: (1) relating to indemnification or contribution; (2) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, a “Waiver”) by the Company or any Guarantor under any of such agreements to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions), or any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions); (3) relating to choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York; (4) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; (5) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; (6) purporting to give any party conclusive rights of determination; (7) purporting to make specific performance or other

Board of Directors

Speedway Motorsports, Inc.

August 30, 2004

equitable remedies available; (8) relating to reimbursement of legal fees; and (9) purporting to allow for the payment of liquidated damages by any person, to the extent such liquidated damages may be determined to be unreasonable.

In addition to the foregoing, our opinions expressed herein are subject to the following qualifications: (a) provisions in the Guarantees that provide that the Guarantors’ liability thereunder shall not be affected by (i) the holders’ or the Trustee’s actions or failures to or (ii) amendments or waivers of provisions of documents governing the guaranteed obligations, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations; (b) we express no opinion as to whether the Guarantees would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor; and (c) we have assumed consideration that is fair and sufficient to support the agreements of each Guarantor under the Guarantees has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to matters governed by the substantive laws of the States of North Carolina, New York, the General Corporation Law of the State of Delaware, the Act and the applicable business corporation or limited liability company laws, as applicable, of the States of Georgia (as to Atlanta Motor Speedway, Inc.), Tennessee (as to Bristol Motor Speedway, Inc.) and Texas (as to Texas Motor Speedway, Inc.); and with respect to such laws of Georgia, Tennessee and Texas, our opinions are based solely on our reading, as North Carolina lawyers, of unofficial compilations of the corporate or limited liability company statutes of such states available to us.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein L.L.P.

Parker, Poe, Adams & Bernstein L.L.P